UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2018

Commission file number 333-184948

PROCESSA PHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	45-1539785
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7380 Coca Cola Drive, Suite 106, Hanover, Maryland 21076
(Address of Principal Executive Offices, Including Zip Code)

(443) 776-3133
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1. Entry into a Material Definitive Agreement.

On June 29, 2018, Processa Pharmaceuticals, Inc. (the “Company”) entered into Subscription and Purchase Agreements (the “Purchase Agreements”) with certain accredited investors and conducted a closing pursuant to which the Company sold 300,798 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $2.27 per share. In addition, each investor received a warrant to purchase one share of Common Stock for each share purchased by such investor at an exercise price equal to $2.724, subject to adjustment thereunder. The closing is the final closing of the Company’s previously announced private placement (the “Private Placement”) of Common Stock.

The Company received total gross proceeds of approximately $680,000 from the final closing, prior to deducting placement agent fees and estimated expenses payable by the Company. The Company intends to use the proceeds of the Private Placement to fund research and development of its lead product candidate, PCS-499, including clinical trial activities, and for general corporate purposes.

The Securities were sold in a private placement pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Rule 506 of Regulation D promulgated thereunder.

Boustead Securities LLC acted as placement agent. In connection with the final closing, the placement agent received approximately $41,000 and a warrant to purchase up to 18,048 shares of Common Stock at an exercise price of $2.724.

The Common Stock, but not the Warrants, will have full ratchet anti-dilution protection. Except as provided, until the Company has issued equity securities or securities convertible into equity securities for a total of an additional $20.0 million in cash or assets, including the proceeds from the exercise of the Warrants issued in the Private Placement, in the event the Company issues additional equity securities or securities convertible into equity securities at a purchase price less than $2.27 per share of Common Stock, the purchase price shall be adjusted and new shares of Common Stock issued as if the purchase price was such lower amount (or, if such additional securities are issued without consideration, to a price equal to $0.01 per share).

The following issuances will not trigger anti-dilution adjustment: (i) shares of Common Stock issued in the Private Placement and securities issuable upon exercise of the Warrants; (ii) securities issued upon the conversion of any outstanding debenture, warrant, option, or other convertible security; (iii) Common Stock issuable upon a stock split, stock dividend, or any subdivision of shares of Common Stock, provided that such securities have not been amended since the date of the Purchase Agreements to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities; (iv) shares of Common Stock (or options to purchase such shares of Common Stock) issued or issuable to employees or directors of, or consultants to, the Company pursuant to any plan approved by the Company’s Board of Directors and (v) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such issuance shall only be to a person (or to the equity holders of a person) which is, itself or through its subsidiaries, believed by the Company to be an operating company or an owner of an asset in a business synergistic with the business of the Company.

Exhibit No.	Exhibit Description

99.1	Form of Purchase Agreement (incorporated by reference to Exhibit 10.2 to Form 10-Q for March 31, 2018)

99.2	Form of Warrant (incorporated by reference to Exhibit 10.3 to Form 10-Q for March 31, 2018)

99.3	Placement Agency Agreement, dated July 17, 2017 by and between Processa Pharmaceuticals, Inc., and Boustead Securities LLC (incorporated by reference to exhibit 10.1 accompanying Form 10-Q for March 31, 2018)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, on July 6, 2018.

PROCESSA PHARMACEUTICALS, INC.
Registrant

By:	/s/ David Young
David Young
Chief Executive Officer